EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 31, 1995 and for the three quarters ended
October 5, 1996 and October 7, 1995.


                           Three Quarters Ended                        Fiscal Years Ended
                           ---------------------  ---------------------------------------------------------------
                           October 5, October 7,  December 30, December 31,  January 1,  January 2,  December 28,
                              1996       1995         1995         1994        1994         1993          1991
                           (40 Weeks) (40 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)   (53 weeks)   (52 weeks)
                           ---------- ----------  ------------ ------------ -----------  ----------  ------------
                                                           (in thousands of dollars)
Earnings
  Earnings before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $369,457   $344,822    $509,538      $421,363    $283,938     $173,415     $168,595
  Fixed charges. . . . . .   370,507    376,035     489,939       500,599     556,008      640,004      687,227
  Capitalized interest . .    (7,800)    (3,165)     (6,785)       (2,521)        230         (960)         122
                            --------   --------    --------      --------    --------     --------     --------
                            $732,164   $717,692    $992,692      $919,441    $840,176     $812,459     $855,944
                            ========   ========    ========      ========    ========     ========     ========
Fixed Charges
  Interest . . . . . . . .  $241,483   $247,151    $320,236      $331,097    $391,693     $476,932     $536,485
  Portion of rental
  payments deemed to be
  interest. . . . . . . .    129,024    128,884     169,703       169,502     164,315      163,072      150,742
                            --------   --------    --------      --------    --------     --------     --------
                            $370,507   $376,035    $489,939      $500,599    $556,008     $640,004     $687,227
                            ========   ========    ========      ========    ========     ========     ========
Ratio of Earnings to
  Fixed Charges . . . . .        2.0        1.9         2.0           1.8         1.5          1.3          1.2